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                                                                  Exhibit (B)(1)

September 21, 2000

International Flavors & Fragrances Inc.
521 W. 57th Street
New York, NY 10019

Attention:        Douglas J. Wetmore
                  Vice President and Chief Financial Officer

                  $ 1,000,000,000 Credit Facility comprised by
                      $ 350,000,000 180-Day Bridge Facility
                 $650,000,000 364-Day Revolving Credit Facility
                                Commitment Letter

Ladies and Gentlemen:

Citibank, N.A. ("Citibank") is pleased to inform International Flavors & Fragrances Inc. (the "Company" or "IFF") of Citibank's commitment to underwrite up to $350,000,000 of a bilateral 180-Day bridge facility to a capital markets takeout (the "Bridge Facility") and up to $650,000,0000 of a 364-Day revolving credit facility (the "364-Day Facility" and together with the Bridge Facility, the "Facilities") and to act as Administrative Agent for the 364-Day Facility, subject to the terms and conditions of this letter and the attached Annex I (collectively, and together with the Fee Letter referred to below, this "Commitment Letter") for the purpose of IFF's acquisition of Bush Boake Allen Inc. ("BOA") and for general corporate purposes. In addition, Salomon Smith Barney Inc. ("SSB" and together with Citibank, "Citi/SSB") is pleased to inform the Company of its commitment to act as Arranger for the 364-Day Facility.

Section 1. Conditions Precedent. Citi/SSB's commitment hereunder is subject to:
           --------------------
(i) the preparation, execution and delivery of mutually acceptable loan documentation (the "Operative Documents"); (ii) the absence of (A) any material adverse change in the business, condition (financial or otherwise), operations, performance, or properties of the Company or the Company and its subsidiaries, taken as a whole since December 31, 1999, other than as publicly disclosed or disclosed to Citi/SSB prior to the date hereof and (B) any change in loan syndication, financial or capital market conditions generally that, in the reasonable judgment of SSB, would materially impair syndication of the Facility;
(iii) the accuracy and completeness of all representations that the Company makes to Citi/SSB and all information that the Company furnishes to Citi/SSB and the Company's compliance with the terms of this Commitment Letter; (iv) the payment in full of all fees, expenses and other amounts payable under this Commitment Letter, in each
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case in all material respects; and (v) either (a) the acceptance for payment in the tender offer (pursuant to a signed merger agreement) of BOA shares representing at least 66 2/3% of the outstanding shares of BOA or (b) consummation of the merger between the Company (or one of its subsidiaries) and BOA.

Section 2. Commitment Termination. Citi/SSB's commitment hereunder will
           ----------------------
terminate on the earlier of (a) the date the Operative Documents become effective, and (b) December 29, 2000. Before such date, Citi/SSB may terminate its commitment hereunder if any event occurs or information becomes available that, in its reasonable judgment, would result in the failure to satisfy any condition set forth in Section 1.

Section 3. Syndication. Citi/SSB reserves the right, before or after the
           -----------
execution of the Operative Documents for the 364-Day Facility, to syndicate all or a portion of its commitment to one or more other financial institutions reasonably acceptable to the Company that will become parties to the Operative Documents pursuant to a syndication to be managed by SSB (the financial institutions becoming parties to such Operative Documents being collectively referred to herein as the "Lenders"). SSB will manage all aspects of the syndication in consultation with the Company, including the timing of all offers to potential Lenders, the determination of the amounts offered to potential Lenders, the acceptance of commitments of the Lenders and the compensation to be provided to the Lenders.

The Company shall take all action as SSB may reasonably request to assist SSB in forming a syndicate acceptable to SSB and the Company. The Company's assistance in forming such a syndicate shall include but not be limited to (i) making senior management and representatives of the Company available to participate in information meetings with potential Lenders at such times and places as SSB may reasonably request; (ii) using the Company's reasonable best efforts to ensure that the syndication efforts benefit from the Company's lending relationships; and (iii) providing SSB with all information reasonably deemed necessary by it to successfully complete the syndication.

To ensure an effective syndication of the 364-Day Facility, the Company agrees that until the termination of the syndication (as determined by SSB), the Company will not, and will not permit any of its affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security (including any renewals thereof) in the commercial bank market, without the prior written consent of SSB; provided, however, that the foregoing shall not apply to the
                --------  -------
Bridge Facility nor limit the Company's ability to issue commercial paper, other short-term debt programs currently in place, maintain its existing 364-day revolver, equity or public debt securities or debt securities issued for resale pursuant to Rule 144A.

Citibank will act as the sole Administrative Agent for the 364-Day Facility and SSB will act as sole Arranger. No additional agents, co-agents or arrangers will be appointed, or other titles conferred, without the consent of SSB and Citibank.

                                       2
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SSB reserves the right at any time, after consultation with the Company, to change any or all of the terms or the pricing (but not the aggregate amount) of the Facilities if SSB determines that such changes are necessary in order to ensure a successful syndication of the 364-Day Facility (as determined by SSB).

Section 4. Fees. In addition to the fees described in Annex I,the Company shall
           ----
also pay the non-refundable fees set forth in that certain letter agreement dated the date hereof (the "Fee Letter") between the Company and Citi/SSB. The terms of the Fee Letter are an integral part of Citi/SSB's commitment hereunder and constitute part of this Commitment Letter for all purposes hereof.

Section 5. Indemnification. The Company shall indemnify and hold harmless
           ---------------
Citi/SSB, each Lender and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter or the Operative Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of either Facility, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. In connection with any such investigation, litigation or proceeding, all Indemnified Parties shall retain only one counsel at the expense of the Company unless there exists or is likely to exist a conflict of interest that would make it inappropriate for one counsel to represent all Indemnified Parties in which case each Indemnified Party with such a conflict of interest may retain its own counsel at the expense of the Company.

No Indemnified Party shall have any liability (whether in contract, tort or otherwise) to the Company or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

                                       3
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Section 6. Costs and Expenses. The Company shall pay, or reimburse Citi/SSB on
           ------------------
demand for, all reasonable out-of-pocket costs and expenses incurred by Citi/SSB (whether incurred before or after the date hereof) in connection with the Facility and the preparation, negotiation, execution and delivery of this Commitment Letter, including, without limitation, the reasonable fees and expenses of counsel, regardless of whether any of the transactions contemplated hereby are consummated. The Company shall also pay all costs and expenses of Citi/SSB (including, without limitation, the reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.

Section 7. Confidentiality. By accepting delivery of this Commitment Letter, the
           ---------------
Company agrees that this Commitment Letter is for the Company's confidential use only and that neither its existence nor the terms hereof will be disclosed by the Company to any person other than (i) the Company's officers, directors, employees, accountants, attorneys and other advisors, and then only on a confidential and "need to know" basis in connection with the transactions contemplated hereby and (ii) BOA or its officers, directors, employees, accountants, attorneys, advisors and stockholders; provided, however, that the Company may make such other public disclosures of the terms and conditions hereof as the Company is required by law, in the opinion of the Company's counsel, to make.

Section 8. Representations and Warranties of the Company. The Company represents
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and warrants that (i) all information that has been or will hereafter be made available to Citi/SSB, any Lender or any potential Lender by the Company or any of its representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made provided that such representation with respect to BOA are to the Company's knowledge after due inquiry and (ii) all financial projections, if any, that have been or will be prepared by the Company and made available to Citi/SSB, any Lender or any potential Lender have been or will be prepared in good faith based upon assumptions believed by the Company at the time of preparation thereof to be reasonable (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Company's control, and that no assurance can be given that the projections will be realized). The Company agrees to supplement the information and projections from time to time until the Operative Documents become effective so that the representations and warranties contained in this paragraph remain correct.

In providing this Commitment Letter, Citi/SSB is relying on the accuracy of the information furnished to it by or on behalf of the Company and its affiliates without independent verification thereof.

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Section 9. No Third Party Reliance, Etc. The agreements of Citi/SSB hereunder
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and of any Lender that issues a commitment to provide financing under the
364-Day Facility are made solely for the benefit of the Company and may not be relied upon by any other person (other than BOA) or enforced by any other person. Please note that those matters that are not covered or made clear herein are subject to mutual agreement of the parties. The Company may not assign or delegate any of its rights or obligations hereunder without Citi/SSB's prior written consent. This Commitment Letter may not be amended or modified except in a written agreement signed by all parties hereto. This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto.

The Company should be aware that Citi/SSB and/or one or more of its affiliates may be providing financing or other services to parties whose interests may conflict with the Company's interests. Consistent with Citi/SSB's longstanding policy to hold in confidence the affairs of its customers, neither Citi/SSB nor any of its affiliates will furnish confidential information obtained from the Company to any of Citi/SSB's other customers. Furthermore, neither Citi/SSB nor any of its affiliates will make available to the Company confidential information that Citi/SSB obtained or may obtain from any other customer.

Section 10. Governing Law, Etc. This Commitment Letter shall be governed by, and
            ------------------
construed in accordance with, the law of the State of New York. This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of an original executed counterpart of this Commitment Letter. Sections 3 through 8, 10 and 11 hereof shall survive the termination of Citi/SSB's commitment hereunder.

Section 11. Waiver of Jury Trial. Each party hereto irrevocably waives all right
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to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.

Please indicate the Company's acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and returning it to Robert Wetrus, Director, Salomon Smith Barney Inc., 390 Greenwich Street (fax: 212-723-8548) at or before 5:00 p.m. (New York City time) on September 22, 2000, the time at which Citi/SSB's commitment hereunder (if not so accepted prior thereto) will terminate. Upon the Company's acceptance of this Commitment Letter, the prior commitment and fee letters dated September 20, 2000 are automatically cancelled and are of no further force and

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effect. If the Company elects to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.

Very truly yours,

SALOMON SMITH BARNEY INC.


By /s/ Robert D. Wetrus
  --------------------------
    Name: Robert D. Wetrus
    Title: Director

CITIBANK, N.A.


By /s/ Robert D. Wetrus
  --------------------------
    Name: Robert D. Wetrus
    Title: Vice President


ACCEPTED AND AGREED
on September 22, 2000:

International Flavors & Fragrances Inc.


By /s/ Douglas S. Wetmore
  --------------------------
    Name: Douglas S. Wetmore
    Title: Senior Vice President; Chief Financial Officer

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ANNEX I

                         Summary of Terms and Conditions
                  $ 1,000,000,000 Credit Facility comprised by
                      $ 350,000,000 180-Day Bridge Facility
                 $650,000,000 364-Day Revolving Credit Facility

Borrower:
International Flavors & Fragrances Inc. (the "Borrower").

Type of Facility and  Amount:
A: $350,000,000 bilateral 180-Day Bridge Facility (the "Bridge Facility")
B: $650,000,000 syndicated 364-Day Revolving Credit Facility (the "364-Day Facility").

Purpose:
Acquisition of the shares of Bush Boake Allen Inc. and general corporate purposes.

Administrative Agent for the 364-Day Facility:
Citibank, N.A. (the "Agent").

Arranger for the 364-Day Facility:
Salomon Smith Barney Inc.

Lenders:
A: Citibank, N.A.
B: Citibank, N.A. ("Citibank"), and other financial institutions acceptable to the Borrower and the Agent.

Closing Date:
Initial funding (the "Closing Date") to occur on or before December 29, 2000, or such other date as may be agreed upon by the Borrower and Citibank (in the case of the Bridge Facility) or by the Agent (in the case of the 364-Day Facility).

Commitment Termination Date:
A: 180 days from the Closing Date
B: 364 days from the Closing Date.

Upfront Participation to Market Fees:
A: Flat fees payable on the US dollar amount of the Bridge Facility on the following corresponding days after the Closing Date:

Days               Fees Payable
----               ------------
Up to 90 days      None
91 day             2.0 basis points
121 day            3.0 basis points
151 day            4.0 basis points

B: Depending upon Borrower's senior debt rating, 7.5 to 20.0 basis points, based on initial commitments, and paid on final allocations.

Facility Fee:
7.0 basis points per annum irrespective of usage. The Facility Fee will be subject to a Pricing Grid, based on the Borrower's long-term senior unsecured non-credit-enhanced debt ratings.
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ANNEX I

Interest Rates and Interest Periods:
At the Borrower's option, any Advance that is made to it will be available at the rates and for the Interest Periods stated below:

1) Base Rate: a fluctuating rate equal to Citibank's Base Rate plus the Applicable Margin.

2) Eurodollar Rate: a periodic fixed rate equal to LIBOR plus the Applicable Margin.

The Eurodollar Rate will be fixed for Interest Periods of 1, 2, 3 or 6 months.

Upon the occurrence and during the continuance of any Event of Default, each Eurodollar Rate Advance will convert to a Base Rate Advance at the end of the Interest Period then in effect for such Eurodollar Rate Advance.

Applicable Margin:
The Applicable Margin means:

1)   For Base Rate Advances, zero basis points per annum; and

2) For Eurodollar Rate Advances, 43.0 basis points per annum, subject to a Pricing Grid, based on the Borrower's long-term senior unsecured non-credit-enhanced debt ratings.

Upon the occurrence and during the continuance of any monetary Event of Default, the Applicable Margin will increase by 100 basis points per annum.

Utilization Fee:
12.5 basis points per annum. The Utilization Fee will be added to the Applicable Margin for any date where outstanding Advances exceed 33% of commitments. The Utilization Fee will be calculated on a 360-day basis and will be payable on the same basis as interest. The Utilization Fee will be subject to a Pricing Grid, based on the Borrower's long-term senior unsecured non-credit-enhanced debt ratings.

Availability:
From the Closing Date and prior to the Commitment Termination Date, the Borrower may, subject to the terms of the applicable Facility, borrow, repay and reborrow.

Annual Agency Fee:
A: None
B: As agreed between the Agent and the Borrower.

Repayment:
The Borrower will repay each Advance no later than on the Commitment Termination Date.

Loan Documentation:
The commitments will be subject to preparation, execution and delivery of mutually acceptable loan documentation which will contain conditions precedent, representations and warranties, covenants, events of default and other provisions customary for facilities of this nature, including, but not limited to, those noted
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ANNEX I

below.

Conditions Precedent
Customary for facilities of this nature and substantially similar to the existing $300,000,000 364-Day Credit Agreement dated June 1, 1999 and amended as of May 30, 2000 (the "Credit Agreement").

Representations and Warranties:
Customary for facilities of this nature and substantially similar to the existing Credit Agreement.

Financial Covenants:
1)   Maximum Debt to EBITDA of 3.0:1.0.

2) Limitation on Subsidiary Debt with exceptions and baskets to be agreed upon.

Covenants:
Customary for facilities of this nature and substantially similar to the existing Credit Agreement.

Events of Default:
Customary for facilities of this nature and substantially similar to the existing Credit Agreement.

Other:
Loan documentation will include:

1) Indemnification of the Agent and Lenders and their respective affiliates, officers, directors, employees, agents and advisors for any liabilities and expenses arising out of either Facility or the use or proposed use of proceeds.

2)   Normal agency language in 364-Day Facility.

3) Majority Lenders defined as those holding greater than 50% of outstanding Advances (excluding Competitive Bid Advances) or, if none, commitments. The consent of all the Lenders will be required to increase the size of the 364-Day Facility, to extend the maturity or to decrease interest rates or fees.

Assignments and Participations:
Customary for facilities of this nature and substantially similar to the existing Credit Agreement.

Yield Protection, Taxes, and Other Deductions:
1) The loan documents will be substantially similar to existing Credit Agreement and will contain yield protection provisions, customary for facilities of this nature, protecting the Lenders in the event of unavailability of funding, funding losses, and reserve and capital adequacy requirements.

2) All payments to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lender's applicable lending office). The Lenders will use reasonable efforts to minimize to the extent
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ANNEX I

     possible any applicable taxes and the Borrower will indemnify the Lenders and the Agent for such taxes paid by the Lenders or the Agent. Terms will be substantially similar to the existing Credit Agreement.

Governing Law:
State of New York.

Counsel to the Agent:
TBD.

Expenses:
The Borrower will reimburse Citibank, the Arranger and the Agent, as the case may be, for all reasonable out-of-pocket expenses (including fees and expenses of counsel to the Agent) incurred by them in the negotiation, syndication and execution of the Facilities. Such expenses will be reimbursed by the Borrower upon presentation of a statement of account, regardless of whether the transaction contemplated is actually completed or the loan documents are signed.